QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 14

AGREEMENT

    This will confirm the agreement between the undersigned that the Schedule 13D filed on or about this date with respect to the beneficial ownership of the undersigned of shares of Common Stock of Musicland Stores Corporation is being filed on behalf of each of the entities names below. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: January 5, 2001	BUY CO., INC.
/s/ ALLEN U. LENZMEIER (Signature)
Allen U. Lenzmeier, Executive Vice President and Chief Financial Officer (Name and Title)
EN ACQUISITION CORP.
/s/ ALLEN U. LENZMEIER (Signature)
Allen U. Lenzmeier, Executive Vice President and Chief Financial Officer (Name and Title)

QuickLinks

AGREEMENT